[GRAPHIC OMITTED] PALATIN TECHNOLOGIES

FOR RELEASE JUNE 14, 2000 AT 7:30 AM EDT

Contact:	Allen & Caron Inc	Palatin Technologies
	Mark Alvino (investors)	Carl Spana, Ph.D.
	(212) 698-1360	(609) 520-1911
	mark@allencaron.com	cspana@palatin.com

Kari Rinkeviczie (media)
(616) 647-0780
kari@allencaron.com

PALATIN TECHNOLOGIES,INC.
ANNOUNCES MANAGEMENT CHANGES

PRINCETON, NJ (June 14,2000) ...Palatin Technologies, Inc. (AMEX:PTN) announced today that Executive Vice President, Chief Technology Officer and a Board member, Carl Spana, 37, Ph.D., has been elected to additional responsibilities as interim Chief Executive Officer and President and that John K.A. Prendergast, Ph.D., 45, a board member, has been elected interim non-executive Chairman of the Board.

The Board of Directors have accepted the resignation of Edward J. Quilty as President, Chief Executive Officer, Chairman of the Board and a Director of the Company and its subsidiaries and affiliates, effective June 13, 2000. Drs. Spana and Prendergast, on behalf of the Board of Directors, stated, "Mr. Quilty has made many important contributions to the Company in the past five years. Mr. Quilty has decided to leave the Company to pursue his own interests in view of the Company's increasing concentration on its core business. We wish him well in his future endeavors."

Mr. Quilty stated "Through the efforts of the management team and myself over the last five years we have positioned Palatin for a successful launch of Palatin's Leutech product along with Mallinckrodt, Inc., Palatin's marketing partner following FDA approval. It is an appropriate time to leave and to work full-time for Derma Sciences, Inc., a publicly traded medical device company. I will make myself available to assist Palatin through its transition process."

Dr. Spana has been a director of the Company since June 1996, and has been a director of RhoMed Incorporated, the Company's wholly-owned subsidiary since July 1995. Since June 1996, Dr. Spana has served as an Executive Vice President and the Chief Technology Officer of Palatin and RhoMed. Dr. Spana is a director of AVAX Technologies, Inc., a publicly traded medical technology company.

Dr. Prendergast has been a director of the Company since August 1996. Dr. Prendergast has served as president and principal of Summercloud Bay, Inc., a biotechnology-consulting firm, since 1993. He is co-founder and/or a member of the board of Ingenex, Inc., Xenometrix, Inc., Avigen, Inc., and AVAX Technologies, Inc.

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Palatin Technologies, Inc. is a development stage medical technology company developing and commercializing pharmaceutical products for diagnostic imaging and therapy based on its proprietary monoclonal antibody radiolabeling and enabling peptide platform technologies. For further information visit the Palatin web site at www.palatin.com

For investor information, visit the Allen & Caron Inc web site at www.allencaron.com

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

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